Exhibit 4.52

Credit Line Agreement

Credit Line Contract

Credit Line Agreement

Agreement No.: P.Y. Shen Zhen Zong Zi 2021 No. CONT20211111000000179939

Party A(Credit Grantor):	Ping An Bank Co., Ltd. Shenzhen Branch
Domicile (address):	No.1099 Shennan Middle Road, Futian District, Shenzhen
Legal representative (person-in-charge):	Yang Zhiqun		Tel.: 95511
________________________ ____________________________
Contact person: _____\_________	Sector:	_________\_______	Position: __\_____________

Contact No.: _______\________	Mailbox:	________\___________________

Party B (Credit line applicant): Shenzhen United Time Technology Co., Ltd.

Domicile (address):	F2.64D-403, Tianzhan Building, Tian'an Chegongmiao Industrial Zone, Xiangmi Lake, Futian District, Shenzhen

Legal representative (person-in-charge):		Bao Minfei	Tel.:	18676669242
Contact person:	\	Sector:		\	Position:	\
Contact No.:	\	Mailbox:			\

Party B applies for a credit line to Party A, and this Agreement is hereby entered into by and between the two parties through consultation in accordance with the Civil Code of the People’s Republic of China and relevant laws and regulations. For the avoidance of doubt, if optional items are involved in this Agreement, please tick “√” in the box of selected items and tick “X” in the box of non-selected items. If neither “√” nor “X” is marked in the corresponding box, the content after the box is non-selected items.

Article 1 Credit Line and Type

1.1	Amount of credit line: Subject to the terms and conditions hereunder, Party A agrees to grant Party B a credit line of RMB 2,000,000 (in lowercase) and RMB 2 million (in capitals). This line can be applied to multi-currency credit. The exchange rate of currencies other than RMB shall be converted according to the foreign exchange quotation announced by Party A when each specific business actually occurs.

1.2	The term of the credit line is item (2) below:

(1)	From DD/MM/YY to DD/MM/YY.

(2)	36 ☑ months and ☒years, calculated from the effective date hereof.

During the credit line period, the credit line ☑ can be recycled and ☒cannot be recycled, but the total balance of various credit varieties within the credit line shall not exceed the credit line amount. After the credit line period expires, the unused credit line will automatically become invalid. For the avoidance of doubt, the term of credit limit mentioned herein refers to the occurrence period of specific credit under the credit limit (i.e., the period of determination of creditor’s rights), and the start date of specific credit under the credit limit must be within the limit period. The end date of a specific credit may exceed the limit period. The start date and end date of the specific credit facility shall be subject to the provisions of the specific credit facility Agreement. Specific forms of single credit business Agreement include but are not limited to statement confirmation, loan application, withdrawal confirmation and various data messages on orangebank, online banking, telephone banking and mobile banking. The forms of loan statement vouchers include but are not limited to paper and electronic vouchers signed by Party B, transfer vouchers unilaterally issued by Party A, loan receipts, loan due bills, and bank statements printed from Party A’s website.

1.3	The credit methods of this credit line include but are not limited to the following methods: Loans, inter-bank lending, bill acceptance and discounting, overdraft, factoring, guarantee, loan commitment, opening of L/C, gold leasing and derivatives. The basic types of derivatives include forwards, futures, change over (swaps) and options, and derivatives also include structured financial instruments with one or more of the characteristics of forwards, futures, change over (swaps) and options. For details, it shall be subject to the business types actually available for Party A at that time.

Credit Line Contract

1.4	The specific credit type / credit method, amount, interest rate, fee rate and term under the credit line shall be subject to the specific credit Agreement, loan receipt or other credit vouchers. Specific forms of single credit business Agreement include but are not limited to statement confirmation, loan application, withdrawal confirmation and various data messages on orangebank, online banking, telephone banking and mobile banking. The forms of loan statement vouchers include but are not limited to paper and electronic vouchers signed by Party B, transfer vouchers unilaterally issued by Party A, loan receipts, loan due bills, and bank statements printed from Party A’s website.

1.5	Credit Transfer under the Credit Line Party B agrees to transfer this credit line to the following third person (i.e. the following subject may also use this credit line), and shall be jointly and severally liable for guarantees for the principal, interest, penalty interest and compound interest of all debts (including contingent debts), expenses for realizing creditor’s rights (including but not limited to litigation fees, lawyer fees, notarization fees and enforcement fees), and other losses and expenses caused to Party A due to debtor’s breach of Agreement. The guarantee period shall start from the effective date of the specific business credit Agreement until three years after the expiration of the debt performance period (including early maturity of debt) specified in the specific business credit Agreement.

The specific credit transferee(s) and amount are as follows:

☒	____\_________	(credit transferee),	Amount:	(Converted)	_________\____	(currency)	(in words)	_____\_______;

☒	_____\________	(credit transferee),	Amount:	(Converted)	_______\______	(currency)	(in words)	_____\_______;

☒	_______\______	(credit transferee),	Amount:	(Converted)	________\_____	(currency)	(in words)	______\_____ ;

☒	__________________________________________\_____________________________________

Article 2 Use of Credit Line

2.1	The signing of this Agreement by Party A and Party B shall not constitute Party A’s credit commitment to Party B. For specific credit business under the credit line, Party B shall submit a written application to Party A on a case-by-case basis, and Party A has the right to decide at its own discretion whether to grant Party B a single credit under the credit line. If Party A agrees to grant a single credit after approval, Party A and Party B shall sign a separate Agreement for the single credit line according to the nature of the business.

2.2	Prerequisites for the use of credit line

Before each use of the credit line, Party A shall have the right to examine whether the following items have been satisfied, and decide whether to allow Party B to use the credit line at its own discretion according to the examination results, but such examination shall not constitute an obligation of Party A:

(1)	Party B has completed the government permission, approval, registration, delivery and other legal procedures (if any) related to the credit granting hereunder in accordance with relevant laws and regulations;

(2)	The relevant security Agreement and the security right have become effective (if any);

(3)	Party B has paid off the expenses related to the Agreement (if any);

(4)	Party B has met the credit granting conditions agreed herein;

(5)	There are no adverse changes in the operating and financial conditions of Party B and its Guarantor (if any);

(6)	The repayment intention of Party B and the guarantee intention of the Guarantor (if any) remain unchanged;

(7)	Party B has not violated this Agreement or any other Agreement or document signed by and between Party B and Party A;

Credit Line Contract

(8)	Party B has no material adverse event that may affect Party A or Party B’s performance hereof.

2.3	Party A shall have the right to adjust the credit line amount or require Party B to provide additional guarantee according to the change of exchange rate.

2.4	Party A has the right to supervise the use of credit line and the whereabouts of credit funds, and Party B shall cooperate with it.

2.5	Before or during the use of the credit line, If Party A cannot continue to allow Party B to use the credit line due to changes in the national macro-control policy, the regulatory authority of Party A putting forward the requirement for Party A to control the credit scale or credit direction and / or other reasons not attributable to Party A, Party A shall have the right to suspend and / or terminate the use of this credit line, terminate this Agreement and / or require Party B to repay all or part of the debts under the credit line in advance, to which Party B has no objection.

Article 3 Repayment

3.1	If Party B opens an account with Party A, it shall deposit the due amount in full into the account before the agreed repayment date.

3.2	When each credit within the line expires, Party B shall fulfill its debt repayment obligations in full and on time. Otherwise, it will be treated as overdue credit or advance.

3.3	If Party B fails to repay the loan in full amount or makes passive advance payment, Party B shall bear the liability for breach of Agreement in accordance with the specific credit Agreement and / or other relevant documents, including but not limited to collection of penalty interest and liquidated damages; For off-balance-sheet credit business such as acceptance, L/G, standby L/C, Party B shall perform the payment obligation under such business in time according to the notice or requirement of Party A from time to time, or make up the security deposit to Party A to 100% of the credit amount for external payment as required by Party A.

Article 4 Representations and Warranties of Party B

4.1	Party B is a company legally incorporated, validly existing and in good repute within the jurisdiction where it is located, and it has all the corporate rights and government permits and approvals required to conduct its current business. The company and its controlling shareholders have good credit standing.

4.2	Party B has gained all the authorizations and approvals required for signing this Agreement, and signing this Agreement is the true intention of Party B and will not lead to violation of its Articles of Association, relevant laws and regulations and/or its agreements or commitments with any third party. When signing the Agreement, Party B does not violate any laws, regulations and rules on environmental protection, energy saving and emission reduction, and pollution reduction, and undertakes to strictly abide by such laws, regulations and rules after signing the Agreement.

4.3	Except that Party A has been notified in writing before the signing of this Agreement, Party B has no litigation, arbitration, execution, appeal, reconsideration or other procedures or events that may pose a material adverse impact on the performance hereof.

4.4	Party B shall, as required by Party A, timely provide financial statements, account numbers of all account-opening banks, balance of deposits and loans and other relevant materials required by Party A, and guarantee the authenticity, completeness and objectivity of the documents and materials provided. The documents do not contain any false records, misleading statements or material omissions, and the financial statements are prepared in strict accordance with Chinese Accounting Standards.

Article 5 Party B’s Rights and Obligations

5.1	Party B has the right to apply to Party A for specific business according to the conditions and terms agreed hereunder, and Party A shall act according to this Agreement.

5.2	As the cooperation basis for Party A to provide the credit hereunder, Party B agrees that in case of subsequent banking business, under the same conditions, Party B will give priority to handling deposit, settlement, account and / or financing business at Party A.

5.3	If Party B is a group customer, it shall report to Party A in writing within ten (10) days from the date of related party transactions involving more than 10% of its net assets, including association relationship among transaction parties, transaction item and nature, transaction amount or corresponding ratio and pricing policy (including transactions involving no amount or only nominal amount). The aforesaid group customer refers to an enterprise or public institution legal person that has any of the following characteristics: (a) Directly or indirectly controls or is controlled by other enterprise or public institution legal person in terms of equity or operation; (b) Co-controlled by a third-party enterprise or public institution legal person; (c) Major individual investors, key management personnel or their close family members (including direct relatives within three generations and collateral relatives within two generations) jointly directly control or indirectly control; or (d) There are other related parties and assets and profits may be transferred at a non-fair price, which shall be deemed as group customers for credit management.

Credit Line Contract

5.4	In case of any of the following circumstances, Party B shall notify Party A in writing 30 days in advance and obtain Party A’s written consent before proceeding (except for the circumstances that have not caused significant impact on the performance hereof according to Party A’s reasonable judgment):

(1)	Significant changes in Party B’s operating system, equity structure, ownership structure or main business; Including but not limited to Agreementing, leasing operation, joint venture, shareholding restructuring, merger, acquisition, joint venture (cooperation), split-up, establishment of subsidiary, custody (takeover), sale of enterprise and transfer of property right, or reduction of capital;

(2)	Sell, donate, lend, transfer, mortgage (pledge) or dispose of assets whose value exceeds 10% of its net assets in any other way;

(3)	The dividend exceeds 30% of the after-tax net profit of the current year or 20% of the total undistributed profit;

(4)	After the credit line of the Agreement becomes effective, the newly-increased external investment exceeds 20% of its net assets;

(5)	Change the terms of debts with other banks or pay off other long-term debts in advance;

(6)	Repay the debts to the shareholders or actual controllers of Party B;

(7)	Apply for credit from other banks, or provide guarantee to a third party, or reduce or cancel third-party debts, where the amount of debts exceeds 20% of its net assets.

5.5	Party B shall guarantee to maintain a reasonable financial ratio during the use period of the credit line.☒During the use period of the credit line, the financial indicators shall always meet the following criteria:

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5.6	☒If Party B applies for “Yidaitong” business, Party B shall further undertake and agree to abide by the following provisions:

(1)	Party B shall open a settlement account with Party A. Specifically, Party B shall open a collection account with Party A for the three types of pledge loans of export tax rebate account, warehouse receipt and accounts receivable, and Party A shall have the right to conduct closed supervision of cash flows, and agree that Party A shall have the right to directly deduct the funds in the aforesaid collection account of Party B for repayment of all and / or any debt under the credit.

(2)	After the loan is disbursed, Party B shall start to use the enterprise online banking products of Party A.

(3)	Party B promises that new mortgage/pledge financing will be handled at Party A first under the same conditions.

5.7	Party B promises to strictly abide by the relevant regulations on anti-money laundering and anti-terrorism financing, provide relevant information according to Party A’s requirements, assist in providing necessary data for monitoring and reporting of anti-money laundering transaction, and be responsible for the authenticity, accuracy and completeness of the information. Party B understands and agrees that Party A has the right to take necessary measures related to anti-money laundering and anti-terrorism financing without prior notification to Party B, including but not limited to suspending or terminating the provision of any services, in order to meet the requirements of domestic and foreign regulatory agencies at all levels and fulfill relevant legal obligations. Party B agrees to assist Party A with the appropriate actions and investigations according to relevant regulations on anti-money laundering and anti-terrorism financing when requested by Party A, and recognizes that the actions and investigations taken by Party A do not constitute breach of Agreement.

Article 6 Party A’s Rights and Obligations

6.1	Party A has the right to require Party B to repay all debts in full and on time, and require Party B to apply for and use the credit line according to the conditions and terms under this Agreement.

Credit Line Contract

6.2	For the credit line with a term of more than one year (excluding one year), Party A has the right to evaluate the operating and financial status and specific project progress of Party B and the Guarantor (if any) according to the credit extension conditions agreed in the Agreement from the second year after the credit line comes into effect, and adjust the credit amount, term and interest rate according to the evaluation results.

In case of mortgaged (pledged) asset, Party A has the right to request an evaluation agency approved by Party A to evaluate the value of the mortgaged (pledged) asset every year. If the value of the mortgaged (pledged) asset is obviously reduced and is not sufficient for the mortgaged (pledged) asset to be the guarantee of the debt under the master Agreement, Party A has the right to require Party B to repay part of the loan or provide other guarantee measures approved by Party A.

6.3	Party A has the right to ask Party B to provide information related to the credit line, enter Party B’s business premises, and investigate, examine and inspect the use of the credit and the conditions of Party B’s assets, finance and business, and Party B shall cooperate; Party A has the right to supervise Party B’s use of the loan for the purpose agreed in this Agreement.

6.4	Party A shall undertake the obligation of confidentiality for the information provided by Party B, except for the following circumstances: (a) there are other stipulations in laws and regulations or other requirements of competent institutions or regulatory authorities; (b) disclosure in any legal or arbitral proceedings; (c) disclosure to Party A’s group or branches of Ping An Bank Co., Ltd.; (d) disclosure to the professional consulting institutions employed (including but not limited to lawyers and/or financial consultants); (e) disclosure as otherwise agreed by Party A and Party B; or (f) the information provided by Party B does not constitute confidential information.

Article 7 Term of Default

7.1	Any of the following events shall constitute a breach of Agreement by Party B under this Agreement:

(1)	Interest arrears, overdue payments, advances or any other payable unpaid debts of Party B occur under the credit of this Agreement, or the credit funds are not used for the purposes agreed by both Parties;

(2)	Party B fails to use the credit or loan funds in the agreed way or evades the credit or loan entrusted payment agreement by breaking up the whole into parts;

(3)	Party B violates any representation, guarantee or commitment made by itself;

(4)	Party B violates any obligations it should perform as agreed in this Agreement;

(5)	The information provided by Party B to Party A in connection with the execution or performance of this Agreement is inaccurate, incomplete, or conceals true and important conditions, has major omissions, or contains misleading contents;

(6)	Party B fails to complete the guarantee registration procedures related to this Agreement in time (if necessary);

(7)	Party B or the Guarantor evades the creditor’s rights of the bank through related party transactions or other means;

(8)	Party B or the Guarantor neglects to manage and recourse its due creditor’s rights, or transfers property or withdraws funds or commits other acts of evading debts by disposing of its main property without compensation, at an unreasonable low price or in other inappropriate ways;

(9)	Party B uses false Agreements and arrangements entered with any third party, including but not limited to discounting or pledging creditor’s rights such as bills receivable without real trade background, to obtain funds or credit from the Party A or other banks;

(10)	Party B or the Guarantor breaches any other Agreement (including but not limited to credit Agreement, loan Agreement or guarantee Agreement, etc.) signed with Party A (including any branch of Ping An Bank) and/or other financial institutions or defaults under any securities with a nature of debt issued by it;

(11)	The Guarantor of Party B violates the agreements in the guarantee Agreement (including but not limited to the security Agreement, mortgage Agreement and pledge Agreement) or has event of default under the guarantee Agreement, or the guarantee Agreement is not effective, invalid or revoked, or the guarantee registration formalities are not completed as required; the value of the collateral is obviously reduced, or the collateral is lost, or subject to any ownership dispute, or sealed up, detained, frozen, deducted, retained, auctioned, etc.;

Credit Line Contract

(12)	Party B or the Guarantor (if any) has deteriorated in its operation and financial situation, and has suffered major financial losses, asset losses (including but not limited to asset losses due to its external guarantee) or other financial crises; Or Party B, Party B’s shareholders or actual controllers, Guarantor (if any), or the legal representative or main management personnel of any of the above-said subjects are involved in major litigation, arbitration, cases, administrative punishment, criminal sanctions or involved in political and criminal investigation procedures, or their main assets have been sealed up, frozen or subject to property preservation and other compulsory measures, or there are other events that cause them to be unable to perform their duties; Or Party B or the Guarantor (if any) provides a guarantee to a third party, which has a material adverse impact on its financial position or ability to perform its obligations under this Agreement; Or Party B or the Guarantor (if any) has any circumstances such as division, merger, major consolidation, acquisition and restructuring, major asset disposal, capital reduction, closure, suspension of business, suspension of production, suspension of business for rectification, liquidation, reorganization, cancellation, dissolution, bankruptcy, or revocation of business license; Or Party B’s shareholders or actual controllers change, or any of the matters listed in Article 5.4 of this Agreement that should be notified happens without Party A’s prior consent, and Party A thinks that the aforementioned matters will affect the security of its creditor’s rights;

(13)	The operating period of Party B or the Guarantor expires within the credit line period, and the expiration extension procedures have not been handled;

(14)	Other events or circumstances that may seriously affect Party B’s ability to perform its obligations under this Agreement.

7.2	In case of any of the above-mentioned breach of Agreement, Party A has the right to take one or more of the following measures:

(1)	Adjust, cancel or terminate the credit line under this Agreement, or adjust the credit extension conditions such as term of credit line and line amount; Or suspend the issuance of new credit or the approval of new withdrawal applications;

(2)	Declare that all or part of the credit under this line will terminate immediately, require Party B to immediately repay part or all of the credit principal, interest, penalty interest, compound interest and expenses, and charge penalty interest on the debts under the issued credit according to the penalty interest rate from the date of default until Party B pays off all debts under the credit (including but not limited to principal, interest, penalty interest, compound interest and related expenses); For the avoidance of doubt, the aforesaid expenses include but are not limited to all expenses incurred by Party A to realize its creditor’s rights (see Article 7.3 of this Agreement for details);

(3)	For off-balance-sheet credit business such as acceptance, guarantee, standby letter of credit and letter of credit that have not yet expired, Party A has the right to require Party B to pay the deposit to Party A in full and immediately to reach 100% of the credit amount for external payment;

(4)	Require Party B to provide new guarantee measures approved by Party A;

(5)	Have the right to deduct money directly from the account of Party B or the relevant Guarantor to pay off all or part of Party B’s debts under this Agreement and/or each specific business Agreement (including the debts required by Party A to be paid off early) without prior consent of Party B;

(6)	Have the right to exercise the relevant security right, including but not limited to requiring the Guarantor to perform the liability of guaranty immediately, or realizing the security right by disposing of the mortgaged asset and/or pledged asset according to law;

(7)	Party A claims the right of subrogation to the debtor of Party B according to law, or requests the court to cancel Party B’s act of giving up its due creditor’s rights or transferring property free of charge and transferring property at an obviously unreasonable low price. Party B shall provide all necessary cooperation and assistance according to Party A’s requirements, and all expenses incurred by Party A shall be borne by Party B;

(8)	Take other remedies permitted by law or agreed in the Agreement.

7.3	The “expenses for realizing creditor’s rights” under this Agreement refer to the reasonable expenses incurred or required by Party A for collection due to Party B’s failure to repay any debts under this Agreement on schedule, including but not limited to announcement, notarization, delivery and appraisal fees, attorney fees, legal fees, arbitration fees, travel expenses, evaluation fees, auction fees, property preservation fees, enforcement fees, transfer fees, etc. Party A’s “expenses for realizing creditor’s rights” under this Agreement shall be borne by Party B.

Credit Line Contract

Article 8 Notice and Service

8.1	Agreement on Notice and Service

8.1.1	Principle of notice and service. Any notice, request or other document sent by a Party to any other Party in accordance with the terms of this Agreement shall be in writing (including e-mail). The initial contact address, telephone number, fax, email address and contact person (if any) designated by both Parties are listed at the beginning of this Agreement.

8.1.2	The effective service address of Party B is as follows:

8.1.3	Mailing address: [※Borrower’s address※]

8.1.4	The electronic terminal address of Party B for receiving legal instruments (including litigation documents, arbitration documents and judgment documents, the same below) served by electronic means is as follows:

8.1.5	Mobile phone: [※Borrower’s mobile phone number※]

8.1.6	E-mail: [※Borrower’s E-mail ※]

8.1.7	Party B promises and confirms that the above-mentioned electronic terminal addresses are those that have been effectively authorized by Party B and are continuously used by Party B.

8.1.8	The above-mentioned address of Party B is applicable to the service of legal instruments related to or arising from this Agreement in the dispute settlement procedure. Dispute settlement procedures include preservation, prior execution, jurisdiction objection, first instance, second instance, retrial, trial supervision procedure, supervision procedure and execution procedure, as well as various stages of arbitration procedure. Party A and its successors of rights and obligations under this Agreement, as well as the people’s court or arbitral institution in the dispute resolution procedure, shall be the server, and Party B shall be the served party.

8.1.9	The server has the right to serve by mail, personal delivery, electronically to the electronic terminal address, or in other ways prescribed by law. The server has the right to choose one or more ways to serve. Any service method chosen by the server is a valid service method.

8.1.10	Criteria for determining the date of service:

(1)	If the server serves a legal instrument by mail, the date of service shall be when someone actually signs for it at the mailing address; If no one signs for it, or someone refuses to receive it or it is returned, etc., that is to say, Party B fails to actually receive it, and the date of mail return shall be the date of service;

(2)	If the server personally serves the legal instrument, the actual service date shall be the date of service; In case of no sign-in or rejection, the date on which the server writes down the information on the service receipt shall be the date of service; or the server can record the service process by taking photos and videos, and retain the legal instruments, and the date of retention of the legal instruments shall be the date of service;

(3)	If the server adopts electronic service method, the date when the relevant legal instruments reach the above-mentioned electronic terminal address system of Party B shall be the date of service.

8.1.11	The term “electronic service” as mentioned in this Article refers to the service of legal instruments by electronic means, including but not limited to telephone, SMS, email, WeChat and QQ. If a legal instrument is served by the above means, it shall be deemed as being served when the service information reaches the specific system of the served party. If the server or the dispute resolution institution such as the people’s court adopts the electronic service method, the service information or specific operation instructions will be sent to the mobile phone number filled in by the served party under this Agreement, and Party B shall check the short messages and log in to the corresponding electronic address in time to check the pushed legal instruments. Party B agrees that after the people’s court and arbitral institution serve legal instruments by electronic service, other service methods are not required.

8.1.12	Party B promises and confirms the following: if any one or more mailing addresses and electronic terminal addresses are changed, Party B shall notify Party A and other parties to this Agreement in writing within 3 days from the date of change, and Party B shall also notify the people’s court and arbitral institution in writing during the litigation and arbitration stages. Where the service address changes but Party B fails to notify Party A and other parties to this Agreement or the people’s court or arbitral institution in writing as required, the server who has not received the written notice of change will regard the service address as unchanged, and the service completed by the server according to the service address before the change shall be deemed as effective service.

Credit Line Contract

8.1.13	Party B shall bear all the consequences caused by the inaccurate or wrong mailing address or electronic terminal address provided by Party B, or the failure to fulfill the written notification obligation as required after the change.

8.2	The legal effect of the provisions of this Article concerning service is independent of this Agreement and is not subject to the change in the effect of all or part of the articles of this Agreement.

Article 9 Withholding agreement

9.1	Party B hereby irrevocably agrees that, where Party B owes Party A any unpaid debts due (including early maturity), Party A has the right to directly withhold all or part of the principal and interest of such debts and/or any other related expenses from any account opened by Party B in any/or all business organizations of Ping An Bank Co., Ltd. at any time, and/or dispose of and realize the assets of Party B in such accounts to pay off the debts owed by Party B to Party A. The interest and/or investment loss arising therefrom shall be borne by Party B.

9.2	Party A shall notify Party B after withholding, disposal or realization, and shall have the right to continue to recourse the insufficient part (if any) from Party B. Unless otherwise expressly agreed in this Agreement, Party A has the right to decide the specific settlement sequence of the withholding amount when the withholding amount involves multiple creditors’ rights or is insufficient to pay off all due debts (including principal, interest, penalty interest, compound interest and/or expenses).

9.3	Where currency conversion is involved in the withholding process, the foreign exchange rate announced by Party A at the time of withholding shall be implemented.

Article 10 Online financing

10.1	Party A and Party B agree that if Party B applies to Party A for online financing business through the electronic channel provided by Party A, both parties agree to perform their obligations in accordance with the provisions of this Article.

(1)	The term “Online Financing Service Platform”, as mentioned in this Article, refers to a set of electronic financial service system developed and implemented by Ping An Bank Co., Ltd. to provide online services for all relevant participants in financing business, and is designed to provide customers with more efficient and convenient comprehensive financial products and services such as financing, settlement, fund management, risk management and information services, and maximize the high-degree transparency and sharing of business-related information such as business flow, logistics, capital flow and information flow, through the integration of the system with the credit management system, accounting processing system, accounting system and other related systems within the bank, and the collaboration and sharing of system data information with relevant business partners. The Online Financing Service Platform is also referred to as “Party A’s Platform” in this Article. Based on the different business processes and operating rules set by Party A for different financial products and services, Party B can use electronic channels such as orangebank\online banking of Party A to carry out various business operations by means of electronic signature, such as submitting, signing, confirming and modifying various business applications and other relevant legal documents (such as loan application, acceptance application, pledge application, repayment application, collateral replacement\disposal\guarantee release application and various information service applications, etc.) corresponding to various related financial products and services through Party A’s platform, and inquire, count, give pre-warning, etc. of the processing status concerning various business applications according to the specific functions of Party A’s platform.

(2)	The term “online financing business” as mentioned in this Article refers to all kinds of financial products and services whose service functions corresponding to all or part of business processes and operation links are successfully realized through Party A’s platform, including but not limited to: loan, acceptance, discount, letter of credit, letter of guarantee and other basic financing products; various types of asset mortgage financing such as spot pledge, accounts receivable financing such as factoring, and various supply chain financing businesses such as first delivery after cash\cash before delivery prepaid financing; various kinds of settlement and information value-added services.

Credit Line Contract

10.2	Party A and Party B hereby confirm that before Party B applies for online financing business, it shall have signed the Agreement on the Use of Ping An Bank Online Financing Service Platform (hereinafter referred to as the System Use Agreement) with Party A, and both parties shall ensure the continuous validity of this Agreement. Both parties promise to activate the legal effect of various transactions and electronic instruction exchange in the form of electronic signature respectively through Party A’s platform; agree with the way and legal effect of submitting, confirming or signing any legal document electronically through Party A’s platform, and promise to abide by the Electronic Signature Law of the People’s Republic of China and other relevant national laws, regulations and departmental rules, relevant provisions and standards of national information security level protection, and the Internet technical specifications and security specifications formulated by the state.

10.3	When Party B applies for the loan and acceptance business under the online financing business agreed in this Article, Party A and Party B agree to abide by the agreed articles such as the Agreement on Loan Business and the Agreement on Bill Acceptance Business.

(1)	When Party B handles the loan and acceptance business under the online financing business through Party A’s platform, both parties agree not to sign the corresponding single loan Agreement and bill acceptance Agreement separately. Instead, Party B submits the loan application and acceptance application to Party A through Party A’s platform, and Party A also reviews and confirms the application through this platform. At the same time, both parties hereby make it clear that according to the specific conditions of business development, Party A reserves the right to require Party B to sign a specific credit Agreement instead of requiring Party B to produce a single business application, and meanwhile Party A guarantees that Party B’s main debts under this Agreement and other relevant credit Agreements do not increase for the reason of the signing form of the Agreement.

(2)	When Party B handles specific credit business such as bill discounting, overdraft, factoring and L/C opening under the Credit Line Agreement, it shall still sign the corresponding single credit business master Agreement separately according to Party A’s requirements; otherwise Party A has the right to refuse to handle credit business for Party B.

(3)	When Party B handles loan and acceptance business not through Party A’s platform, it shall also sign a paper loan and acceptance Agreement according to Party A’s requirements; otherwise Party A has the right to refuse to handle credit business for Party B, unless otherwise agreed by both parties.

(4)	Party A has the right to adjust the signing method of legal documents such as Agreement/business application when Party B applies for various credit businesses under the Credit Line Agreement, and Party B promises not to raise any objection and is willing to cooperate unconditionally.

(5)	Within the validity period of the credit line agreed in the Credit Line Agreement, where Party B, when applying to handle online financing business, conducts electronic signing of relevant legal documents such as business applications under this Agreement using the customer number, customer certificate and password of orangebank\online banking, and submits a business application to Party A through the electronic channel provided by Party A (including but not limited to the use of Internet information technology, any electronic service platform or system provided by Party A, etc.), the application for such businesses, once confirmed by Party B, shall have the legal effect according to the current laws of the People’s Republic of China, and both parties shall be bound by it.

Where Party B applies to Party A for business in the above methods, Party B promises that it has signed the orangebank\online banking user service agreement or other agreements required by Party A, and officially opened the orangebank\online banking service function and other related electronic channel service functions.

(6)	Party A and Party B hereby confirm that: Both parties agree on the ways of submitting, confirming or signing any legal documents in electronic form and their legal effect, and promise to abide by the Electronic Signature Law of the People’s Republic of China and other relevant national laws, regulations and departmental rules, the relevant provisions and standards of national information security level protection, and the Internet technical specifications and security specifications formulated by the state.

Credit Line Contract

10.4	Agreement on Loan Business

(1)	When Party B applies to Party A for a single loan business under the online financing business agreed in this Article, it shall submit a loan application to Party A through Party A’s platform. The application confirmed by Party A is an integral part of the Credit Line Agreement and related annexes, and is legally binding on both parties.

(2)	Before Party A issues loans to Party B, where Party A requires Party B to provide full guarantee (including but not limited to: third-party guarantee, property mortgage and pledge provided by Party B or the third party, etc.), Party B shall provide guarantee meeting Party A’s requirements and ensure the continuous validity of the guarantee. Both parties shall sign the corresponding guarantee Agreement and complete the corresponding guarantee procedures; otherwise, Party A has the right to refuse to issue the loan.

(3)	When Party B applies to Party A for a loan business, it shall submit a loan application to Party A, specifying various loan elements such as loan amount, term, interest rate and loan issue date, and the loan application shall be reviewed and confirmed by Party A.

Both parties hereby confirm that in case of any inconsistency between the above-mentioned elements involved in any loan under this Article and the actual loan issued by Party A to Party B and the elements recorded in the final Loan Receipt, the actual records of Party A’s system shall prevail. Both parties promise not to raise any objections, and shall not refuse to undertake the obligations agreed by both parties on this ground.

(4)	Before Party A actually issues a loan to Party B, Party B shall pay the deposit (if any) according to the proportion and amount agreed by both parties. The specific amount, proportion and interest rate applicable to the deposit shall be subject to the records in each loan application submitted by Party B and confirmed by Party

A. Where the loan application has not clarified it, the actual requirements of Party A shall prevail.

Where Party B increases the deposit during the business application process, it shall be deemed as an automatic modification of the deposit term in this Article, and no further confirmation by both parties is required.

(5)	Where there is no special agreement, the loan under a single loan application shall be issued by Party A to Party B in one lump sum.

(6)	Interest rate on loans

1)	The interest rate of each loan under this credit line is: Party A determines the loan interest rate (specific implementation interest rate [including plus/minus basis points (BPS)] after adding a certain BPS to or subtracting a certain BPS from the corresponding level interest rate of the valid and latest LPR which is published by the National Interbank Funding Center and applicable on the specific loan issue date. The specific loan interest rate shall be subject to the information displayed through self-service channels such as online banking or mobile banking. The loan interest rate is calculated according to the actual number of days of the loan, the daily interest rates of GBP and HKD = annual interest rate/365, and the daily interest rates of other currencies = annual interest rate/360. The annualized loan interest rate under this Agreement is calculated by simple interest method.

2)	Where the loan term is 1 year or less, the actual interest rate shall be determined according to the one-year loan prime rate as the benchmark interest rate plus/minus BPS; where the loan term is more than one year, the actual interest rate shall be determined according to the loan prime rate with a term of more than five years as the benchmark interest rate plus/minus BPS.

3)	The floating and adjustment method of loan interest rate is as follows: Fixed interest rate is adopted, and no adjustment is made within the loan term of this loan.

4)	Where the above agreed loan interest rate is lower than the lower limit of interest rate (if any) stipulated by the law or regulatory agency according to the law or regulatory agency policy, the loan interest rate under this Agreement shall be adjusted to the lower limit of interest rate required by the law or regulatory agency.

5)	In case of force majeure events such as natural disasters, spread of major diseases, system failures, power failures or any other reasons, where it is necessary to use the LPR interest rate, but the authorized issuing institution of the aforementioned interest rate fails to issue the latest interest rate according to the original update time, and the event continues for ten (10) working days and has not been improved, Party A has the right to require Party B to negotiate within the following fifteen (15) days to re-determine the interest rate applicable to the loan under this Agreement and charge the interest under this Agreement according to the new loan interest rate. During the negotiation period, the interest rate of the loan under this Agreement shall remain the same before negotiation. Once the negotiation is successful, the new loan interest rate shall be implemented on the next working day. If both parties still fail to reach an agreement on the new applicable interest rate within the aforesaid time limit, Party B has the right to announce the early maturity of the loans and recover all the loans.

Credit Line Contract

6)	For the interest rate applicable to any single loan under this Article, the latter shall prevail where there is any discrepancy between the interest rate submitted by Party B and that recorded in the loan application confirmed by Party A. Before any single loan is issued, Party A has the right to negotiate with Party B on the specific applicable loan interest rate level according to specific conditions. Where both parties fail to reach an agreement, Party A has the right to refuse to issue loans. For a specific single loan business, where the loan interest rate level agreed by both parties is inconsistent with the standards and rules agreed in Paragraphs 1) to 6) above, the one agreed by both parties shall prevail.

(7)	The amount, term, actual loan interest rate, loan purpose, payment method and repayment method of a single loan under the line of credit shall be subject to the single loan business Agreement. Specific single loan business Agreement forms include but are not limited to the statement confirmation, loan application, withdrawal confirmation and various data messages on orangebank, online banking, telephone banking and mobile banking. The forms of loan statement vouchers include but are not limited to paper and electronic vouchers signed by Party B, transfer vouchers unilaterally issued by Party A, loan receipts, loan due bills, and bank statements printed from Party A’s website.

(8)	Loan interest calculation and settlement

1)	Interest calculation

Interest shall be calculated according to the actual loan amount and actual loan term from the actual loan issue date. Loans under this Annex bear interest on a daily basis, with daily interest rates for GBP and HKD = annual interest rate/365 and for other currencies = annual interest rate/360.

2)	Interest settlement

☑ Default repayment date:

In case of net interest repayment, matching the repayment of principal and interest or matching principal repayments, the following interest settlement date rules shall be followed: the first repayment date shall be the interest settlement date in the next month after Party B’s loan is issued, and the subsequent repayment date shall be the interest settlement date of each month, and the first repayment amount shall be calculated according to the actual days of loan. The final maturity date of the loan is the last repayment date. Where the loan issue date is from 1st to 28th in a month, the monthly interest settlement date shall be the date corresponding to the loan issue date, and the final maturity date of the loan shall be the last interest settlement date, and the interest shall be settled along with the principal; where the loan is issued on 29th, 30th and 31st in a month, the interest settlement date for each month is the 20th day, and the final maturity date of the loan is the 28th day of the last installment, and the interest shall be settled along with the principal.

☒ Set repayment date:

Where net interest repayment, matching the repayment of principal and interest or matching principal repayments is adopted, the following rules on interest settlement date shall be followed:

Party B can choose to fix the interest settlement date on \ (1st to 28th days) per month, the first repayment date is the interest settlement date of the next month after Party B’s loan is issued, and the subsequent repayment date is the interest settlement date of each month. The first repayment amount shall be calculated according to the actual days of loan. Where the loan issue date is from 1st to 28th, the monthly interest settlement date is \, and the final maturity date of the loan is the date corresponding to the loan issue date of the last installment of the loan, and the interest shall be settled with the principal; where the loan issue date is 29th, 30th and 31st, the monthly interest settlement date is \ , and the final maturity date of the loan is the 28th day of the last installment, and the interest shall be settled along with the principal.

Credit Line Contract

Where the interest settlement method applicable to any single loan under this Annex is clearly stated in the loan application confirmed by Party A, the latter shall prevail.

3)	Party B shall deposit the principal and interest payable into the designated deduction account before each interest settlement date; otherwise, Party B authorizes Party A to deduct directly from any account opened by Party B in Party A’s banking system. Where Party B fails to repay the principal and interest in full and on time, compound interest shall be calculated according to the penalty interest rate agreed in this Annex from the next day.

(9)	Issuance and payment of loans

1)	The transfer and payment of any single loan fund shall comply with the requirements of the regulatory authorities, and generally there are three methods to pay loan funds:

① Full entrusted payment, that is, Party A pays the loan funds to Party B’s counterparty meeting the agreed purpose through Party B’s account according to Party B’s loan application and payment entrustment.

② Partial entrusted payment, that is, where the payment object is clear and the single payment amount is above a certain amount, Party A pays the loan funds to Party B’s counterparty meeting the agreed purpose through Party B’s account according to Party B’s application and payment entrustment; the rest of the loan funds shall be paid by Party B at its own discretion, that is, Party A issues the loan funds to Party B’s account according to Party B’s application, and Party B pays them at its own discretion to Party B’s counterparty meeting the agreed purpose.

③ Full self-payment, that is, Party A issues the loan funds to Party B’s account according to Party B’s application, and Party B independently pays them to Party B’s counterparty meeting the agreed purpose.

2)	Both parties agree to manage the payment of loan funds according to the following agreements:

① Where other relevant business agreements signed by both parties clearly stipulate that any single loan fund issued by Party A to Party B needs to be transferred to Party B’s counterparty, both parties agree to pay and transfer the loan fund in accordance with the method of “full entrusted payment”;

② Where there is no other agreement, Party B agrees that when the ☑credit line/☒accumulated payment amount reaches above RMB \0,000 yuan (inclusive), the loan funds shall be directly paid to Party B’s counterparty by means of entrusted payment;

③ Where the payment method for a single loan application approved and confirmed by Party A is otherwise clearly stipulated in the loan application, the method otherwise stipulated shall prevail;

④ Where entrusted payment is adopted, Party B may require Party A to pay the loan funds only if the following payment conditions are met:

I.	Party B shall submit the payment application and the corresponding business Agreement and other supporting materials as required by Party A, and the information such as the transaction object and payment amount listed in the payment application is consistent with the supporting materials;

II.	The payment application conforms to the loan purpose agreed in this Agreement;

III.	Party B authorizes Party A to pay loan funds to a specific trading object;

Party A has the right to review whether the information such as payment object and payment amount listed in the payment application provided by Party B is consistent with the corresponding business Agreement and other supporting materials, and has the right to reject the payment application that does not conform to the loan purpose as agreed in this Agreement.

⑤ Where self-payment is adopted, after the loan is issued, Party B shall summarize and inform Party A of the payment of loan funds in writing on a monthly basis, and provide information such as transaction object, payment amount and corresponding business Agreement and other supporting materials as required by Party A. Party A has the right to check whether the loan payment meets the agreed purpose through account analysis, voucher inspection and on-site investigation and other methods, and Party B shall cooperate.

Credit Line Contract

3)	Change in payment method and triggering of change conditions In case of any of the following circumstances, Party A has the right to adjust the amount standard of entrusted payment or change the payment method to full entrusted payment:

① Where self-payment is adopted, Party B fails to regularly summarize and inform Party A of the payment of loan funds as agreed, or refuses to cooperate with Party A to verify whether the loan payment meets the agreed purpose through account analysis, voucher inspection or on-site investigation;

② Party B violates the agreement of this Agreement and avoids Party A’s entrusted payment by breaking up the whole into parts;

③ Party B’s credit status declines or the profitability of its main business is not strong;

④ The loan fund is not used properly;

⑤ The regulator adjusts the standards for entrusted payment.

4)	Account management

After negotiation between Party A and Party B, Party B agrees to open the following account at Party A and accept the monitoring of Party A:

① Party B agrees to open a loan issue and repayment account at Party A according to Party A’s requirements, with the account name being Shenzhen United Time Technology Co., Ltd. and the account number of . The issue, withdrawal and repayment of loan funds are handled through this account. Party A has the right to dynamically monitor this account, and when abnormal conditions are found, Party A has the right to take measures including but not limited to freezing and stopping payment. Party B shall deposit the repayment amount into the account at least one day before the agreed repayment date. Where Party A fails to deduct the repayment amount on time due to insufficient deposit, Party B shall bear the consequences.

② Party B agrees that Party A has the right to recover the loan in advance or require Party B to increase the guarantee according to Party A’s requirements if Party B is found to have difficulties in repaying the loan after investigation by Party A, such as poor management, slow return of funds and large inventory.

③ In case of inconsistency between the above-mentioned loan issuance account and the one recorded in the single loan application, the latter shall prevail. As long as Party A actually issues loans to Party B, Party B promises not to raise any objection on the grounds of inconsistency in the loan issuance account and/or receiving account involved in the single loan, and promises that the actual creditor-debtor relationship between both parties shall not be affected in any way.

(10)	Repayment of loans

1)	Repayment methods are divided into net interest repayment, matching the repayment of principal and interest and matching principal repayments.

① Net interest repayment: Interest is calculated on a daily basis, and paid on a monthly basis, and the principal due is repaid in one lump sum.

② Matching the repayment of principal and interest: that is, the Borrower repays the principal and interest equally on a monthly basis, and the monthly principal and interest payable shall be calculated according to the following equation:

Loan principal × monthly interest rate × (1 + monthly interest rate) months of repayment

Monthly principal and interest payable = ________________________________________________________________ ______________

(1 + monthly interest rate) months of repayment-1

Credit Line Contract

③ Matching principal repayments: that is, the Borrower repays the equal principal on a monthly basis and the monthly interest. The monthly principal and interest payable shall be calculated according to the following equation:

Loan principal + (Loan principal - accumulated repaid principal) × monthly

Monthly principal and interest payable = ________________________________________________________________ ______________

Months of repayment interest rate

2)	Principal repayment time:

① Where the net interest repayment method is adopted, the principal shall be repaid in one lump sum at maturity.

② Where matching the repayment of principal and interest or matching principal repayments is adopted, it shall be paid on the interest settlement date of each month. Where the final maturity date of the loan is inconsistent with the last interest settlement date, the remaining principal shall be fully settled on the final maturity date.

3)	Party B shall repay the loan principal and interest under this Agreement in full and on time. Where any installment is not repaid in full and on time, Party A has the right to require Party B to return all the outstanding principal and charge penalty interest on all the outstanding principal from the overdue date.

4)	Where Party B needs to repay in advance, it shall apply to Party A and obtain Party A’s consent.

5)	Party B irrevocably authorizes Party A to deduct all due or early due loan principal and interest, expenses prepaid by Party A for Party B and other related expenses from any account opened by Party B in all business organizations of Ping An Bank Co., Ltd.

(11)	Party B shall truthfully provide the documents and materials required by Party A, as well as all bank account numbers and deposit and loan balances, and cooperate with Party A’s investigation, review and inspection.

(12)	Special provisions on liability for breach of Agreement

1)	Where the loan matures or matures in advance and Party B fails to repay the principal and interest of the loan as agreed, Party A has the right to charge 50% penalty interest rate on the loan principal depending on the actual overdue days from the overdue date according to the loan interest rate agreed in this Agreement to collect interest and penalty interest;

2)	Where Party B misappropriates the loan, for the part misappropriated, Party A has the right to charge 100% penalty interest rate on the loan principal for breach of Agreement based on the loan interest rate agreed in this Agreement from the date of misappropriation according to misappropriation days; for loans that are overdue and misappropriated at the same time, the penalty interest is calculated whichever is greater;

3)	For interest and penalty interest that cannot be paid on time, compound interest shall be calculated according to the penalty interest rate; for loans that are overdue and misappropriated at the same time, the compound interest is calculated whichever is greater.

When Party B’s amount is used for deduction, it shall be repaid on the order of first the previous installment and then the current installment. Where the loan is overdue for less than 90 days (inclusive), the repayment order of the loan principal and interest shall be: (1) charges; (2) compound interest; (3) interest and penalty interest; (4) principal. Where the loan is overdue for more than 90 days, the repayment order of the loan principal and interest shall be: (1) charges; (2) principal; (3) interest and penalty interest; (4) compound interest. Party A has the right to unilaterally change the repayment order of the above loan principal and interest, and the change instruction shall take effect as of the date when Party A’s written notice is delivered to Party B.

Article 11 Commitment on the use of loan funds

Party B promises that this loan shall be used for business, and shall not be used for equity investment such as real estate development, housing purchase, credit card repayment, stock and wealth management products or other illegal business activities.

Party B promises to abide by Party A’s management measures for loan use as follows:

1.	Use type: The use type in the Agreement shall prevail, and the use type filled in the Agreement shall be consistent with this Letter of Commitment.

2.	Use information: Party B shall provide use information before using the loan, and cooperate with Party A in its inspection of the use and submit relevant vouchers after expenditures are entered in the account.

Credit Line Contract

3.	Penalty measures: Where Party B violates the use management regulations (including the inconsistency between the use and that provided for in the Agreement, and the inability to provide the fund use certificate, etc.), Party A has the right to announce that the loan expires ahead of schedule, require Party B to repay in advance all the loan principal issued and settle the interest, or collect penalty interest according to the interest rate agreed in the Agreement.

Article 12 Other Agreements

________________________________________________/________________________________________________

Article 13 Supplementary Provisions

13.1	The term “expiration” or “maturity” referred to herein includes natural maturity and early maturity announced by Party A. Any reference to “interest” herein shall be deemed to be normal interest unless the context otherwise requires. In case of the last day of the date or period specified herein falling on a legal holiday, it shall be postponed to the first working day following the legal holiday, unless otherwise agreed herein.

13.2	Special agreements on notarization:

☒ Both parties agree to handle a compulsory notarization of this Agreement.

Where Party B fails to perform or does not fully perform the obligations stipulated in the Agreement, after this Agreement has been notarized by both parties to give it a compulsory execution effect, Party A has the right to apply to the original notary office for an execution certificate, and apply to the people’s court with jurisdiction (i.e. the people’s court where the person subjected to the execution resides or where the property of the said person is located) for execution with the original notary certificate and execution certificate.

☑ A compulsory notarization does not apply to this Agreement.

13.3	During the term of this Agreement, any tolerance or grace granted by Party A to Party B’s any breach or delay of Agreement, or delay in exercising the rights of Party A under this Agreement shall not impair, affect or restrict Party A’s rights as a creditor under this Agreement and relevant laws, nor shall they be regarded as Party A’s permission or approval of any breach of Agreement, or as Party A’s waiver of the right to take action against the existing or future breach of Agreement.

13.4	Evidence of creditor’s rights and other documents.

(1)	The application for individual credit under this Agreement, credit Agreement, loan receipt, credit certificate and other legal documents forming the debtor-creditor relationship (including but not limited to all legal documents related to this Agreement sent by Party A to Party B, payment vouchers and monthly account statements formed in the process of both parties handling business, transaction records of Party B’s account kept by Party A, various notices sent by Party A to Party B, commitment letters and declarations unilaterally issued by Party B to Party A, etc.) are all effective components of this Agreement and have the same legal effect.

(2)	Unless there is evidence to the contrary identified by the court, Party A’s internal accounting records and system records on principal, interest, penalty interest, compound interest, expenses and repayment records, the documents, payment vouchers, bank collection and prompt records, vouchers and notices issued or retained by Party A in the process of Party B handling business all constitute valid evidence to prove the creditor’s rights relationship between the two parties, and Party B has no objection to this.

(3)	As far as the bank statement is concerned, where Party B has any objection to the relevant contents of the business statement provided by Party A, it shall put forward the objection within ten days upon receipt of the statement; otherwise, it shall be deemed that Party B has approved all the contents listed in the statement.

(4)	If the matters not mentioned in this Agreement need to be supplemented, both parties may agree and record them in the above-mentioned Article 10 (Other Agreements), or they may reach another written agreement as an annex to this Agreement. The annex is an integral part of this Agreement and has the same legal effect as the text herein.

13.5	Party B agrees and authorizes Party A and its head office Ping An Bank Co., Ltd. to inquire Party B’s basic information and credit information from the basic financial credit information database during the application stage of Party B’s credit business and its business duration for Party B’s credit business application and subsequent management. Party B agrees and authorizes Party A and its head office Ping An Bank Co., Ltd. to submit Party B’s basic information and credit information, including but not limited to credit information and information that negatively affects the credit status of information subject, to the basic financial credit information database in accordance with the Regulation on the Administration of Credit Investigation Industry.

Credit Line Contract

13.6	Party B hereby expressly agrees that Party A may transfer all or part of its rights and obligations under this Agreement to branches or affiliated institutions of Ping An Bank Co., Ltd. or other third parties during the performance of this Agreement without repeatedly soliciting Party B’s opinions. For the purpose of transfer, Party A may reasonably disclose the information related to Party B under this Agreement to the potential transferee. Without the consent of Party A, Party B shall not transfer any of its rights and/or obligations under this Agreement.

13.7	Any content of this Agreement becoming legally invalid or partially invalid for any reason does not affect the validity of other articles or contents; in case of the aforesaid circumstance, Party A has the right to terminate this Agreement and recourse all credit principal and interest and other relevant amounts from Party B under this Agreement; Party B shall cooperate to immediately return to Party A all the credit principal and the amount equivalent to the interest, penalty interest, compound interest and other expenses accrued according to provisions herein.

13.8	Where Party B fails to use the credit line within [6] months from the effective date of this Agreement, Party A has the right to unilaterally terminate this Agreement.

13.9	This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China (for the purpose of this Agreement only, excluding the laws of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province of China). Disputes arising from the performance of this Agreement by parties hereto shall be settled through negotiation. Where negotiation fails, the following (2) method shall be followed:

(1)	Apply to \ for an arbitration, which shall be conducted in accordance with the arbitration rules implemented by the arbitration institution at the time of applying for arbitration. The arbitration award is final and binding on both parties.

(2)	Bring a lawsuit to the people’s court where Party A resides; where the principal and interest in arrears is less than RMB 100,000 yuan, both parties agree to apply the small claims procedure.

(3)	Bring a lawsuit to the \ people’s court.

13.10	This Agreement shall come into effect as of the date when it is signed by both parties (including but not limited to the signature or seal of the authorized signatory, affixed with the official seal or submitted, confirmed or signed on Party A’s platform in electronic form).

13.11	This Agreement is made in duplicate, with Party A holding one copy, Party B holding one copy and the □ Guarantor holding \ copy, □ the registration authority holding \ copy, and each copy having the same legal effect.

Where Party B has any questions about this Agreement or any related complaints and opinions, it can consult and give feedback through the customer service hotline 95511-3, online customer service (official website: http://bank.pingan.com, Pocket Bank APP, online customer service or opinion feedback portal of personal online banking), service complaint email address (callcenter@pingan.com.cn) or all business outlets of Party A. After Party A accepts complaints or opinions on Party A’s problems, Party A shall verify and provide solutions for Party B within the specified time.

The parties to this Contract hereby irrevocably confirm and declare that they have fully read, understood and confirmed their consent to the contents of the aforesaid Contract document, and Party A has provided necessary explanations to Party B on the important and/or bold reminder articles in the aforesaid Contract document. On this basis, both parties hereby sign as follows:

Party A (Seal): Ping An Bank Co., Ltd. Shenzhen Branch Ping An Bank Co., Ltd. Shenzhen Branch (Seal) Legal Representative (Responsible Person) or Entrusted Agent (Signature):

_________________________________________

Date of Signature:

Party B (Seal):

Credit Line Contract

Legal Representative or Entrusted Agent (Signature):

________________________________________

Date of Signature:

Shenzhen United Time Technology Co., Ltd. (Seal)